Exhibit 99.1

Next Hire Consultants wins Petrobras Vendor Management Agreement

HOUSTON -- (BUSINESS WIRE) -- October 5, 2006 -- Systems Evolution (OTCBB:SEVI - News) announces today that its Next Hire Consultants division has been retained by Petrobras America, subsidiary of Petróleo Brasiliero S.A. (NYSE: PBR - News), to provide hiring services for more than 80 engineering and support positions. “Petrobras provides a challenging opportunity and a great culture for its employees. This agreement fully utilizes our firm’s service capabilities,” according to Bob C. Johnson, President of Next Hire Consultants.

Ailton’s Almeida, Human Resources Manager for Petrobras America states, “We selected Next Hire Consultants as the primary vendor to manage our external recruiting efforts for the Walker Ridge project because of their knowledge of the industry, proven process, methodology and staffing expertise”.

About Petrobras

Petrobras (NYSE: PBR - News) is a publicly listed company that operates on an integrated and specialized basis in the following segments of the oil, gas and energy industry: exploration and production; refining, commercialization, transportation and petrochemicals; distribution of oil products; natural gas and energy. Founded in 1953, the
Company today is the world’s 14th largest oil company according to Petroleum Intelligence Weekly. Leader in the Brazilian hydrocarbons sector, Petrobras has been expanding its operations to become an integrated energy company with international operations and a leader in Latin America.

About Systems Evolution

Systems Evolution Inc. ("SEVI"), http://www.systemsevolution.com, is a publicly held professional services organization founded in 1993 that provides software development solutions and managed network support through its Consulting division, a Microsoft Gold Certified Partner, and permanent placement through its Next Hire Consultants division.

Contact:
Systems Evolution Inc., Houston
Robert Rhodes, 713-979-1600 ext. 105
investor.relations@systemsevolution.com